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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 2 )*
                                          ---


                              Puma Technology Inc.
           --------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
           --------------------------------------------------------
                          (Title of Class of Securities)


                                  745887-10-9
           --------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1, and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages


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-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bradley A. Rowe
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER  OF A GROUP*
                                                                   (a)  / /
                                                                   (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER
                                   1,388,500
                             --------------------------------------------------
  NUMBER OF SHARES            (6) SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING           --------------------------------------------------
   PERSON WITH                (7) SOLE DISPOSITIVE POWER
                                   1,388,500
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   1,388,500
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                               10.9%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
                               IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 5 pages
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ITEM 1.

       (a) Name of Issuer: Puma Technology, Inc.

       (b) Address of Issuer's Principal Executive Offices:
           2550 North First Street
           Suite 500
           San Jose, CA 95131

ITEM 2.

       (a) Name of Person Filing:
           Bradley A. Rowe

       (b) Address of Principal Business Officer or, if none, Residence:
           2550 North First Street, Suite 500
           San Jose, CA 95131

       (c) Citizenship:
           U.S.

       (d) Title of Class of Securities: Common Stock

       (e) CUSIP Number: 745887-10-9

ITEM 3.  STATUS OF PERSON FILING:

         Individual

ITEM 4.  OWNERSHIP

       (a) Amount Beneficially Owned:  1,388,500

       (b) Percent of Class:

       (c) Number of shares as to which such person has

           (i)   sole power to vote or to direct the vote:

           (ii)  shared power to vote or to direct the vote:

           (iii) sole power to direct the disposition of:

           (iv)  shared power to dispose or to direct the disposition of:

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS




                              Page 3 of 5 pages
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CUSIP NO.                          13G                       Page 4 of 5 Pages


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP


ITEM 10. CERTIFICATION

         Not applicable




                              Page 4 of 5 pages
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CUSIP NO.                          13G                       Page 5 of 5 Pages


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 1999
                                       /s/ Bradley A. Rowe
                                       ----------------------------------------





                              Page 5 of 5 pages